Exhibit (H)(3)

THOMPSON IM FUNDS, INC.

ADDENDUM TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM, effective as of August 15, 2017, to the Transfer Agent Servicing Agreement dated as of August 19, 2015, as amended (the “Agreement”), is entered into by and between Thompson IM Funds, Inc., a Wisconsin corporation, (the “Corporation”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS” and together with the Corporation, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Parties desire to modify the Agreement to add Chat and amend Exhibit C and D.

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree as follows:

I.	Section 3. A. of the Agreement shall be amended to the following:

1.	Additional Services to be Provided by USBFS

A.	If the corporation so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway and Chat (Exhibit C)

The Corporation hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C are selected by the Corporation, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C, the exhibits shall control. The provisions of Exhibit C , as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

II.	Exhibit C (INTERNET ACCESS SERVICES) and Exhibit D (Fee Schedule) of the Agreement are replaced by the Exhibits C (INTERNET ACCESS SERVICES and CHAT) and D (Fee Schedule) attached hereto:

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Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THOMPSON IM FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jason L. Stephens	By:	/s/ Ian Martin

Name:	Jason L. Stephens	Name:	Ian Martin

Title:	Chief Executive Officer	Title:	Executive Vice President

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Exhibit C

to the

Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

INTERNET ACCESS SERVICES and CHAT

1.	Services Covered

USBFS shall make the following services available to the Corporation in accordance with the terms of this Exhibit C:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Corporation group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Corporation’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

C.	Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

D.	Electronic Services shall consist of those services set out in paragraph A and B above (“Electronic Services”).

E.	Total Services shall consist of those services set out in paragraph A, B and C above (“Total Services”).

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Corporation’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Corporation to implement and maintain) a hypertext link between the Electronic Services site and the Corporation’s web site(s) and testing the network connectivity and performance.

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C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Corporation’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Corporation’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Corporation’s expense, notification and promotional mailings and other communications provided by the Corporation to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Corporation or perform transactions in accounts with the Corporation using any of the Electronic Services (the “End User”) will be required to have a user name and password for authentication purposes and access to the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Corporation to be eligible for such services and in connection with such, the Corporation agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Corporation shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Corporation’s shares upon completion of the transaction.

I.	Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

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J.	Inform the Corporation promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Corporation to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Corporation written procedures, which may be amended from time to time by USBFS with the written consent of the Corporation, regarding End User access to the Electronic Services.

M.	Provide the Corporation with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Corporation with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Corporation with a copy of the auditor’s report promptly.

O.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Corporation

The Corporation assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Corporation’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Corporation’s failure to supply accurate information to USBFS.

Also, the Corporation shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

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B.	Be responsible for designing, developing and maintaining one or more web sites for the Corporation through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Corporation shall provide USBFS with the name of the host of the Corporation’s web site server and shall notify USBFS of any change to the Corporation’s web site server host.

C.	Provide USBFS with such information and/or access to the Corporation’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Corporation becomes aware or any changes in policies or procedures of the Corporation requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Corporation’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

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B.	The Corporation’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Total Sercises in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

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7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Corporation or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Total Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Total Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Corporation and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Total Services and (b) the provision of the Corporation Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

A.	If an injunction is issued against the Corporation’s use of the Total Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Corporation the right to continue to use the Total Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Corporation, replace or modify the Total Services so that they become non-infringing, provided that, in the Corporation’s judgment, such replacement or modification does not materially and adversely affect the performance of the Total Services or significantly lessen their utility to the Corporation. If in the Corporation’s judgment, such replacement or modification does materially adversely affect the performance of the Total Services or significantly lessen their utility to the Corporation, the Corporation may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

B.	Because the ability of USBFS to deliver Total Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Total Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Total Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

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C.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

D.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Total Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Corporation’s data bases, files, and other information provided by the Corporation to USBFS for use with the Total Services, the names of End Users or End User transaction or account data (collectively, “Corporation Files”). USBFS’s security provisions with respect to the Total Services, the Corporation’s web site(s) and the Corporation Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Corporation Files maintained by USBFS for the Corporation hereunder shall be available for inspection by the Corporation’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Corporation’s web site(s) or any software, written materials, or pictorial materials describing or creating the Corporation’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Corporation’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Total Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Corporation’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Corporation’s request, USBFS shall return to the Corporation, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

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C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party entitled to disclose such information and not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE TOTAL SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOTAL SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Total Services and (ii) the Corporation will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Total Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

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Exhibit D - Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

Fee Schedule effective 9/1/2017 through 9/1/2018 TRANSFER AGENT & SHAREHOLDER SERVICES

Annual Service Charges to the Fund*

Base Fee per CUSIP - $[   ] per year

NSCC Level [   ] Accounts - $[   ] per open account

No-Load Fund Accounts - $[   ] per open account

Load Fund Accounts - $[   ] per open account

Daily Accrual Fund Accounts - $[ ] per open account

Closed Accounts - $[   ] per closed account

Annual Basis Point Fee

[   ] basis point on the first $[   ]

[   ] basis point on the next $[   ]

[   ] basis point on the balance

Activity Charges

♦  Telephone Calls - $[   ] /minute

♦  E-mail Services - $[   ] /e-mail received

♦  Draft Check Processing - $[   ] /draft

♦  Daily Valuation Trades - $[   ] /trade

♦  Lost Shareholder Search - $[   ] /search

♦  AML Base Service (excl Level [   ] accounts)

[   ] accounts - $[   ]

[   ] accounts - $[   ]

[   ] accounts - $[   ]

[   ] accounts - $[   ]

♦  AML New Account Service - $[   ]/new domestic accounts and $[   ]/new foreign account

♦  Shareholder Verifications $[   ]/item

♦  ACH/EFT Shareholder Services:

$[   ] /month/fund group

$ [   ]/ACH item, setup, change

$[   ] /correction, reversal

♦   Disaster recovery $[   ] per open account

Service Charges to Investors

Qualified Plan Fees (Charged to Investors)

♦     $[   ] /qualified plan acct (Cap at $[   ]/SSN)

♦     $[   ] /Coverdell ESA acct (Cap at $[   ]/SSN)

♦     $[   ] /transfer to successor trustee

♦     $[   ] /participant distribution (Excluding SWPs)

♦     $[   ] /refund of excess contribution

Additional Shareholder Fees (Charged to Investors)

♦     $[   ] /outgoing wire transfer

♦     $[   ] /overnight delivery

♦     $ [   ] /telephone exchange

♦     $[   ] /return check or ACH

♦     $[   ] /stop payment

♦     $[   ]/research request per account (Cap at $[   ]/request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

1.    Fund Group Setup (first cusip) - $[   ] /fund group

2.    Fund Setup - $[   ] /cusip (beyond first cusip)

3.    NSCC Service Interface – All NSCC Services

♦ Setup - $[   ] /fund group

♦ Annual - $[   ] /cusip/year

4.    Telecommunications and Voice Services

♦ Service Setup - $[   ] ATT transfer connect

♦ VRU Setup - $[   ] /fund group

♦ VRU Maintenance - $[   ] /cusip/month

♦ $[   ] /voice response call

6.    Average Cost - $[   ] /account/year

7.    Development/Programming - $[   ] /hour- subject to change to supplier current rates

8.    File Transmissions – subject to requirements

9.    Select Reports - $[   ] per Select

10.  Extraordinary services – charged as incurred

♦     Conversion of Records (if necessary) – Estimate to be provided.

♦     Custom processing, re-processing

Miscellaneous Expenses - Including but not limited to:

telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, special reports, insurance, record retention, processing of literature fulfillment kits, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU), maintenance and development, data communication and implementation charges, specialized programming, travel, training and all other miscellaneous expenses.

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Chief Compliance Officer Support Services*

$[   ] annually

Fees are calculated pro rata billed monthly.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Additional Services

Available but not included above are the following services – FAN Web shareholder e-commerce, FAN Mail electronic data delivery. Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost-basis reporting, short-term trader reporting, excessive trader, investor mail services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis and additional services agreed upon.

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Exhibit D (continued) to the Transfer Agent Agreement – Thompson IM Funds, Inc.

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE effective 9/1/2017 through 9/1/2018

Account Management / Database Administration

•     $[   ] per month

•     Receiving - $[   ] per SKU

•     Order Processing - $[   ] per order

•     Skid Storage - $[   ] per month per location

•     Disposal - $[   ] per SKU

Inbound Teleservicing Only

•     Account Management - $[   ] per month

•     Call Servicing - $[   ] per minute

Lead Source Reporting

•     $[   ] per month

Closed Loop Reporting

•     Account Management - $[   ] per mont

•     Database Installation, Setup - $[   ] per fund group

Miscellaneous Expenses

•     Included but not limited to specialized programming, kit and order processing expenses, postage and printing.

CLIENT DATA ACCESS – USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

•     MFS Systems (includes COLD and On Line Report view applications)

•     Setup - $[   ] (includes [   ] workstations)

•     Service - $[   ]/month

•     Report Source

•     No Setup Charge

•     $[   ]/month per reporting category

Transfer Agent and Fund Accounting Utilized

Compliance Reporting

$[   ]/month

•     T/A Imaging

•     Setup - $[   ] (includes [   ] workstations)

•     $[   ]/month

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Exhibit D (continued) - Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

FAN WEB – Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access account information, portfolio listing within a fund family, view transaction history, purchase additional shares through ACH, etc.

Annual Base Fee for FANWeb Select - $[   ]

•     Additional annual base fee for New Account Set Up - $[   ]

Annual Base Fee for FANWeb Premium - $[   ]

Activity (Session) Fees:

•     Inquiry - $[   ] per event

•     Account Maintenance - $[   ] per event

•     Transaction – financial transactions, reorder statements, etc. - $[   ] / event

•     New Account Setup - $[   ] / event

Strong Authentication:

•     $[   ] / month per active FANWeb ID (Any ID that has had activity within the [   ]-day period to the billing cycle.)

VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

•     Inquiry Only

•     Inquiry - $[   ] per event

•     Per broker ID - $[   ] per month per ID

•     Transaction Processing

•     Implementation - $[   ] per management company

•     Transaction – purchase, redeem, exchange, literature order - $[   ] per event

•     New Account Set-up – may contain multiple fund/accounts - $[   ] per event

•     Monthly Minimum Charge - $[   ] per month

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

•     $[   ] setup/fund group of [   ] funds, $[   ] setup/fund group of over [   ] funds

•     $[   ] /account/year

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades. Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.

o       [   ] days or less: $[   ] / open account

o       [   ] – [   ] days: $[   ] / open account

o       [   ] – [   ] days: $[   ] / open account

o       [   ] days – [   ] year: $[   ] / open account

o       [   ] year – [   ] years: $[   ] / open account

Fee Structure-The following are monthly direct pass-through charges from NSCC / DST

▪	Mutual Fund Profile I Service: $[ ]
▪	Mutual Fund Profile I & II Services:
−	$[ ] (if management company has [ ] or more cusips)
$[ ]	(if management company has less than [ ] cusips)

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Exhibit D (continued) - Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

Chat Services Fee Schedule

Initial Setup / Implementation

▪	Waived $[ ] implementation fee includes:
−	Basic set-up of portal
−	Set-up of standard frequently used sayings
−	Set-up of customized incoming chat questionnaire
−	Set-up of branded chat portal
−	Coding and provision of HTML code necessary to add chat widget to existing fund webpage
−	Up to [ ] hours of customization to look and feel of incoming chat questionnaire and shareholder facing chat window
−	Up to [ ] customized frequently used sayings
−	Consultation and definition of desired tone
▪	Additional set-up billed at $[ ] per hour
▪	$[ ] per month includes
−	[ ] year record retention program
−	Transfer of chat transcripts to archive
−	Transfer of all disposition (wrap-up) codes, notes, and incoming information from questionnaire
▪	$[ ] per minute of chat includes
−	Chat coverage from 8am to 5pm Central
−	General maintenance of chat portals and systems
−	Regular quality reviews of chats
−	Monthly disposition code reporting

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